EXECUTION VERSION

OMNIBUS AGREEMENT

AMONG

GOLAR LNG LIMITED

GOLAR POWER LIMITED

GOLAR LNG PARTNERS LP

GOLAR GP LLC

AND

GOLAR PARTNERS OPERATING LLC

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is entered into on, and effective as of June 19, 2016, among Golar LNG Limited, a limited company organized under the laws of Bermuda (“Golar LNG”), Golar Power Limited, a limited company organized under the laws of Bermuda (“Golar Power”) , Golar LNG Partners LP, a Marshall Islands limited partnership (the “MLP”), Golar GP LLC, a Marshall Islands limited liability company (including any permitted successors and assigns under the MLP Agreement (as defined herein)) (the “General Partner”), and Golar Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”).

R E C I T A L S:

1. As of the date of this Agreement (as defined herein), Golar Power is a wholly-owned subsidiary of Golar LNG.

2. Golar LNG formed Golar Power for the purpose of organizing Golar LNG’s ownership of certain assets focused on the production of electricity based on gas fired power plants, which assets are expected to operate, initially, in Brazil.

3. Among the assets which Golar LNG expects it will transfer to Golar Power are two LNG carriers (capable of conversion to FSRUs (as defined herein)) and one FSRU that is currently under construction.

4. Golar LNG expects that it will reduce its ownership in Golar Power (initially down to 50%
and potentially below 50% in the future), in one or more transactions in order to raise capital to finance projects to be developed by Golar Power, through sales or other transfers of equity interests in Golar Power to one or more third-parties.

5. Golar Power's operations are expected to involve, typically, the long term chartering of
FSRUs to an operator of a gas fired power plant in order to facilitate the importation of LNG to fuel such plant.

6. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Articles II and III, with respect to (a) those business opportunities that the Golar Power Entities (as defined herein) will not pursue during the term of this Agreement and (b) the procedures whereby such business opportunities are to be offered to the Partnership Group (as defined herein) and accepted or declined.

7. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the MLP’s right of first offer relating to Five-Year Vessels that Golar Power might own.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquiring Party” has the meaning given such term in Section 4.1.3.1.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a
Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Omnibus Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 5.6 hereof.

“Board” means the Board of Directors of the MLP.

“Break-up Costs” means the aggregate amount of any and all additional taxes, flag administration, financing, legal and other similar costs (except with respect to Section 2.2(b)
where Break-up Costs shall be deemed to include only administrative costs associated with transfer and re-flagging, including related legal costs) to the Golar Power Entities that would be required to transfer Five-Year Vessels acquired by the Golar Power Entities as part of a larger transaction to a Partnership Group Member pursuant to Sections 2.2(b) or 2.2(d)(i).

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than Golar LNG or its Affiliates with respect to the General Partner, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (b) above.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Omnibus Agreement” means the Omnibus Agreement, dated as of April 8, 2011 by and between GLNG, Golar LNG Energy Limited, a limited company organized under the laws of Bermuda, the MLP, Golar GP LLC, a Marshall Islands limited liability company (including any permitted successors and assigns under the MLP Agreement (as defined in the Omnibus Agreement)), and Golar Partners Operating LLC, a Marshall Islands limited liability company.

“First Offer Negotiation Period” has the meaning given such term in Section 4.2(b).

“Five-Year Vessel” means any LNG carrier or FSRU operating under a charter for five or more years, together with the related charter.

“FSRU” means a floating storage and regasification unit.

“General Partner” is defined in the introduction to this Agreement.

“Golar LNG Entities” means Golar LNG and any Person controlled, directly or indirectly, by Golar LNG, other than Golar Power.

“Golar Power Entities” means Golar Power and any Person controlled, directly or indirectly, by Golar Power.

“MLP” is defined in the introduction to this Agreement.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of April 13, 2011, as amended by Amendment No. 1, dated as of December 13, 2012, as further amended, supplemented or otherwise modified from time to time.

“Non-Five-Year Vessel” means any LNG carrier or FSRU that is not a Five-Year Vessel.

“Offer” has the meaning given such term in Section 3.1.

“Offered Assets” has the meaning given such term in Section 3.1.

“Offer Period” has the meaning given such term in Section 3.1.

“Parties” means the parties to this Agreement and their successors and permitted assigns.

“Partnership Entities” means the General Partner, the MLP and any Person controlled by any such entity.

“Partnership Group” means the MLP and any Person controlled by any such entity.

“Partnership Group Member” means any Person in the Partnership Group.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Sale Assets” has the meaning given such term in Section 4.2(a).

“Transfer” means any transfer, assignment, sale or other disposition of any Five-Year Vessel by a Golar Power Entity; provided, however, that such term shall not include: (a) transfers, assignments, sales or other dispositions from a Golar Power Entity to another Golar Power Entity or a Golar LNG Entity; (b) transfers, assignments, sales or other dispositions pursuant to the terms of any related charter or other agreement with a charter party; (c) transfers, assignments, sales or other dispositions pursuant to Article II of this Agreement; or (d) grants of security interests in or mortgages or liens on such Five-Year Vessels in favor of a bona fide third party lender or the foreclosure of any such security interest, mortgage or lien).

“Transfer Notice” has the meaning given such term in Section 4.2(a).

“Transferring Party” has the meaning given such term in Section 4.2(a).

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.
ARTICLE II

FIVE-YEAR VESSEL RESTRICTED BUSINESS OPPORTUNITIES

Section 2.1. Five-Year Vessel Restricted Businesses. Subject to Section 5.4 and except as permitted by Section 2.2, each of the Golar Power Entities shall be prohibited from acquiring, owning, operating or chartering Five-Year Vessels.

Section 2.2. Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, the restrictions in this Agreement shall not prevent any Golar Power Entity from:

(a) acquiring, owning, operating or chartering any Non-Five-Year Vessel;

(b) acquiring one or more Five-Year Vessels if such Golar Power Entity offers to sell to the vessel to the MLP for fair market value plus any Break-up Costs in accordance with the procedures set forth in Section 3.1;

(c) putting a Non-Five-Year Vessel under charter for five or more years if such Golar Power Entity offers to sell the vessel to the MLP for fair market value (x) after the time it becomes a Five-Year Vessel and (y) at each renewal or extension of that charter for five or more years, in each case in accordance with the procedures set forth in Section 3.1;

(d) acquiring one or more Five-Year Vessels as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or chartering such Five-Year Vessel(s); provided, however, that:

(i)     if less than a majority of the value of the business or assets acquired is attributable to Five-Year Vessels, as determined in good faith by Golar Power’s board of directors, as applicable, the Golar Power Entity must offer to sell such Five-Year Vessel(s) to the MLP for their fair market value plus any Break-up Costs in accordance with the procedures set forth in Section 3.1; and

(ii)     if a majority or more of the value of the business or assets acquired is attributable to Five-Year Vessels, as determined in good faith by Golar Power’s board of directors, Golar Power shall notify the MLP of the proposed acquisition in writing. The MLP shall, not later than the 10th calendar day following receipt of such notice, notify Golar Power if it or any other Partnership Group Member wishes to acquire any Five-Year Vessel forming part of that business or package of assets in cooperation and simultaneously with the Golar Power Entity acquiring the Non-Five-Year Vessels forming part of that business or package of assets. If the MLP does not notify Golar Power of its intent to pursue the acquisition within such 10 calendar days, the Golar Power Entity may proceed with the acquisition and then offer to sell such vessels to the MLP as provided in subsection (i) above;

(e) acquiring a non-controlling interest in any company, business or pool of assets;

(f) acquiring, owning, operating or chartering any Five-Year Vessel if the MLP does not fulfill its obligation to purchase such Five-Year Vessel in accordance with the terms of any existing or future agreement;

(g) acquiring, owning, operating or chartering any Five-Year Vessel that is subject to an offer to purchase by a Partnership Group Member as described in paragraphs (b), (c) and (d) above, in each case pending the offer of such Five-Year Vessel to the MLP and the MLP’s determination pursuant to Section 3.1 whether to purchase the Five-Year Vessel and, if the
MLP has determined to purchase or to cause any Partnership Group Member to purchase such
Five-Year Vessel, pending the closing of such purchase;

(h) providing ship management services relating to any vessel; or

(i) acquiring, owning, operating or chartering any Five-Year Vessel if the MLP has previously advised Golar Power, as applicable, that it consents to such acquisition, operation or charter.

ARTICLE III

BUSINESS OPPORTUNITIES PROCEDURES

Section 3.1. Procedures. In the event that a Golar Power Entity acquires, operates or puts under charter Five-Year Vessels in accordance with Section 2.2(b), (c) or (d)(i), then simultaneously or in any event not later than 30 calendar days after the consummation of the acquisition or the commencement of operations or charter, such acquiring Party (the “Acquiring Party”) shall notify the Board and offer the Board the opportunity for any Partnership Group Member to purchase such Five-Year Vessels (the “Offered Assets”), for their fair market value plus, in the case of an acquisition in accordance with Sections 2.2(b), or 2.2(d)(i), any applicable Break-up Costs, in each case on commercially reasonable terms in accordance with this Section 3.1 (the “Offer”). The Offer shall set forth the Acquiring Party’s proposed terms relating to the purchase of the Offered Assets by the applicable Partnership Group Member, including any liabilities to be assumed by the applicable Partnership Group Member as part of the Offer.

As soon as practicable after the Offer is made, the Acquiring Party will deliver to the Board all information prepared by or on behalf of or in the possession of such Acquiring Party relating to the Offered Assets and reasonably requested by the Board. As soon as practicable, but in any event, within 30 calendar days after receipt of the Offer, the Board shall notify the Acquiring Party in writing that either:

(a)     the Board has elected not to cause any Partnership Group Member to purchase, as applicable, such Offered Assets, in which event the Acquiring Party and its Affiliates shall, subject to the other terms of this Agreement (including Section 2.2(b)), be forever free, subject to the provisions of this Agreement, to continue to own, operate and charter such Offered Assets; or
(b)     the Board has elected to cause any Partnership Group Member to purchase, as applicable, such Offered Assets, in which event the following procedures shall be followed:

(i)     After the receipt of the Offer by the Board, the Acquiring Party and the Board shall negotiate in good faith regarding the fair market value (and any applicable Break-up Costs) of the Offered Assets that are subject to the Offer and the other terms of the Offer on which the Offered Assets will be sold to the applicable Partnership Group Member. If the Acquiring Party and the Board agree on the fair market value (and any applicable Break-up Costs) of the Offered Assets that are subject to the Offer and the other terms of the Offer during the 30-day period (the “Offer Period”) after receipt by the Acquiring Party of the Board’s election to cause any Partnership Group Member to purchase, as applicable, the Offered Assets, the Board shall cause any Partnership Group Member to purchase the Offered Assets on such terms as soon as commercially practicable after such agreement has been reached. For the avoidance of doubt, if the Board and the Acquiring Party are unable to agree on the fair market value of any Offered Assets during the Offer Period, the Acquiring Party shall be deemed to have discharged its obligations under this Article IV and shall be permitted to consummate the acquisition, ownership, operation or chartering, as applicable, of the Offered Assets.

Section 3.2. Scope of Prohibition. If any Golar Power Entity or its Affiliates engages in the ownership or operation of Five-Year Vessels pursuant to any of the exceptions described in Section 2.2, such Golar Power Entity and its Affiliates may not subsequently expand that portion of their business other than pursuant to the exceptions contained in such Section 2.2 or pursuant to the provisions of the last sentence of Section 3.1(b)(i). Except as otherwise provided in this Agreement or, in the case of the MLP, the MLP Agreement, each Party and its Affiliates shall be free to engage in any business activity whatsoever, including those that may be in direct competition with the Golar Power Entities or the Partnership Group Members.

Section 3.3. Enforcement. Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in this Article II, and that any breach by any such Party of its covenants and agreements set forth in this Article III would result in irreparable injury to such other Parties. Each Party further agrees and acknowledges that any other Party may, in addition to the other remedies which may be available to such other Party, file a suit in equity to enjoin such Party from such breach, and consent to the issuance of injunctive relief to enforce the provisions of Article III of this Agreement.

ARTICLE IV

RIGHTS OF FIRST OFFER

Section 4.1. Rights of First Offer.
(a)     The Golar Power Entities hereby grant the MLP a right of first offer on any proposed Transfer of any Five-Year Vessels owned or acquired by any Golar Power Entity.

(b)     The Parties acknowledge that all potential Transfers of Five-Year Vessels pursuant to this Article IV are subject to obtaining any and all written consents of governmental authorities and other non-affiliated third parties and to the terms of all existing agreements in respect of such Five-Year Vessels.

Section 4.2. Procedures for Rights of First Offer.

(a)     In the event that a Golar Power Entity (the “Transferring Party”) proposes to Transfer any Five-Year Vessels (the “Sale Assets”), prior to engaging in any negotiation for such Transfer with any non-affiliated third party or otherwise offering to Transfer the Sale Assets to any non-affiliated third party, such Transferring Party shall give the MLP written notice setting forth all material terms and conditions (including, without limitation, the purchase price or the terms of the charter agreement and a description of the Sale Asset(s) on which such Transferring Party desires to Transfer the Sale Assets) (a “Transfer Notice”).

(b) After delivery of a Transfer Notice, the Transferring Party then shall be obligated to negotiate in good faith for a 30-day period following the delivery by the Transferring Party of the Transfer Notice (the “First Offer Negotiation Period”) to reach an agreement for the Transfer of such Sale Assets to the MLP or any of its Affiliates on the terms and conditions set forth in the Transfer Notice. If no such agreement with respect to the Sale Assets is reached during the First Offer Negotiation Period, and the Transferring Party has not Transferred, or agreed in writing to Transfer, such Sale Assets to a third party within 180 calendar days after the end of the First Offer Negotiation Period on terms generally no less favorable to the Transferring Party than those included in the Transfer Notice, then the Transferring Party shall not thereafter Transfer any of the Sale Assets without first offering such assets to the MLP in the manner provided above.

ARTICLE V

MISCELLANEOUS

Section 5.1. Choice of Law; Submission To Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of New York. Each party hereby submits to the jurisdiction of the state and federal courts located in the State of New York and to venue in New York, New York.

Section 5.2. Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below such party’s signature to this Agreement, or at such other address as such party may stipulate to the other parties in the manner provided in this Section
5.2.

Section 5.3. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 5.4. Termination. Upon a Change of Control of the General Partner or of the MLP, this Agreement shall terminate immediately. In the event that one or more Golar LNG Entities cease to own, in the aggregate, at least 33-1/3% of the ownership interests in Golar Power, this Agreement shall terminate as of the date such ownership interest falls below 33-1/3%.

Section 5.5. Waiver; Effect of Waiver or Consent. Any party hereto may
(a) extend the time for the performance of any obligation or other act of any other party hereto or
(b) waive compliance with any agreement or condition contained herein. Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the party or parties to be bound thereby; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any extension or waiver of this Agreement that, in the reasonable discretion of the Board, will adversely affect the holders of common units of the MLP. No waiver or consent, express or implied, by any party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

Section 5.6. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the Board, will adversely affect the holders of common units of the MLP.

Section 5.7. Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 5.8. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 5.9. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 5.10. Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 5.11. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 5.12. Withholding or Granting of Consent. Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 5.13. Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any applicable law, statute, rule or regulation.

Section 5.14. Negotiation of Rights of Golar LNG, Golar Power, Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no shareholder of Golar LNG or Golar Power and no limited partner, member, assignee or other Person of the MLP shall have the right, separate and apart from Golar LNG, Golar Power or the MLP, as applicable, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

Section 5.15. Existing Omnibus Agreement. The parties hereto agree that this Agreement sets forth the exclusive obligations of the Golar Power Entities to the MLP with respect to Five-Year Vessels, and the provisions of the Existing Omnibus Agreement to the contrary notwithstanding, none of the Golar Power Entities shall have any rights or obligations under the Existing Omnibus Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the day and year first above written.
GOLAR LNG LIMITED

By:    /s/ B Tienzo
Name: BRIAN TIENZO
Title: ATTORNEY IN FACT

Address for Notice:

2nd Floor, S.E. Pearman Building
9 Par-la-Ville Road, Hamilton HM 11
Bermuda

Phone (1) 441 295 4705
Fax: (1) 441 295 3494

Attention: Brian Tienzo

GOLAR POWER LIMITED

By:     /s/ Håkon R. Fure
                         Name: HÅKON FURE
Title: DIRECTOR

Address for Notice:

2nd Floor, S.E. Pearman Building
9 Par-la-Ville Road, Hamilton HM 11
Bermuda

Phone (1) 441 295 4705
Fax: (1) 441 295 3494

Attention: Håkon Reistad Fure

GOLAR LNG PARTNERS LP

By:    /s/ Tor O Troim
Name: TOR OLAV TROIM
Title: DIRECTOR

Address for Notice:

2nd Floor, S.E. Pearman Building
9 Par-la-Ville Road, Hamilton HM 11
Bermuda

Phone (1) 441 295 4705
Fax: (1) 441 295 3494

Attention: Graham Robjohns

GOLAR GP LLC

By :    /s/ Tor O Troim
Name: TOR OLAV TROIM
Title: DIRECTOR

Address for Notice:

2nd Floor, S.E. Pearman Building
9 Par-la-Ville Road, Hamilton HM 11
Bermuda

Phone (1) 441 295 4705
Fax: (1) 441 295 3494

Attention: Graham Robjohns

GOLAR PARTNERS OPERATING LLC

By:    /s/ Tor O Troim
Name: TOR OLAV TROIM
Title: DIRECTOR

Address for Notice: Graham Robjohns

2nd Floor, S.E. Pearman Building
9 Par-la-Ville Road, Hamilton HM 11
Bermuda

Phone (1) 441 295 4705
Fax: (1) 441 295 3494

Attention: Graham Robjohns

[Signature Pages to Omnibus Agreement]